Exhibit 99.1

Alico, Inc. Announces Fiscal Year 2014 First Quarter Financial Results

Fort Myers, FL, February 6, 2014 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the quarter ended December 31, 2013. Net loss applicable to common stock for the first quarter of fiscal 2014 was $0.7 million, or $0.10 per basic and diluted share, compared to net income of $1.0 million, or $0.14 per basic and diluted share in the first quarter of fiscal 2013. The first quarter of fiscal 2014 results were negatively impacted by a three week delay in the commencement of the citrus harvest season and $1.7 million in costs related to the previously announced acquisition of 51% of Alico’s outstanding shares by 734 Agricultures, LLC and affiliates.

Fiscal Year 2014 First Quarter Results

Historically, our agricultural operations have been seasonal in nature with the second and third quarters generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue.

For the first quarter of fiscal year 2014, total operating revenue was $15.0 million as compared to $21.4 million for the first quarter of fiscal year 2013, a decrease of 29.8%. The decrease in operating revenue was due to decreases in Citrus Groves and Agricultural Supply Chain Management revenues related primarily to a delay of approximately three weeks in the commencement of the harvest season to allow fruit on the trees to mature and a decrease in Improved Farmland revenues related to a decline in price per net standard ton for sugarcane.

Total operating expenses for the first quarter of fiscal year 2014 were $12.2 million as compared to $17.6 million for the first quarter of fiscal year 2013, a decrease of 30.8%. The decrease in operating expenses is primarily attributable to the delay in the start of the citrus harvest season.

Gross profit for the first quarter of fiscal year 2014 was $2.8 million compared to $3.8 million in the first quarter of fiscal year 2013, a decrease of $1.0 million or 25.1%.

Corporate general and administrative expenses for the first quarter of fiscal year 2014 totaled $3.8 million compared to $1.8 million in the first quarter of fiscal year 2013, an increase of $2.0 million or 111.7%. This increase is primarily attributable to $1.7 million of costs incurred related to the consideration of strategic and financial alternatives. On November 19, 2013, 734 Investors, LLC, an investment fund affiliated with 734 Agriculture, LLC, and George R. Brokaw completed the previously announced purchase of 3,725,457 shares of Alico common stock from Alico Holding, LLC, a company wholly owned by Atlantic Blue Group, Inc.

Net loss applicable to common stock for the first quarter of fiscal 2014 was $0.7 million, or $0.10 per basic and diluted share, compared to net income of $1.0 million, or $0.14 per basic and diluted share in the first quarter of fiscal 2013.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and change in control related costs) for the first quarter of fiscal year 2014 was $3.3 million as compared to $4.2 million for the first quarter of fiscal year 2013, a decrease of $0.9 million. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

The decreases in net income and Adjusted EBITDA are primarily due to the gross profit declines outlined above.

The Company paid a first quarter cash dividend of $0.12 per share on its outstanding common stock on January 14, 2014, to shareholders of record at December 31, 2013. Additionally, the Board recently declared a fiscal 2014 second quarter dividend of $0.12 per share on its outstanding common stock to be paid to shareholders of record as of March 31, 2014, with payment expected on April 14, 2014.

Balance Sheet and Liquidity

The Company had working capital of approximately $46.6 million and $48.3 million at December 31, 2013 and September 30, 2013, respectively. Cash used in operating activities was $4.1 million for the first quarter of fiscal year 2014 as compared to $2.9 million for the first quarter of fiscal year 2013. Availability under the revolving line of credit was $60.0 million at December 31, 2013 and September 30, 2013. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarters of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,800 acres of land in six Florida counties (Alachua, Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; onetime events; acquisitions; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Mark Humphrey

Senior Vice President and Chief Financial Officer

(239) 226-2000

mhumphrey@alicoinc.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, which vary significantly between periods. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited EBITDA and Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended December 31,
	2013	2012

Net income	$(704)	$1,038
Interest expense, net	276	367
Income taxes	(547)	636
Depreciation and amortization	2,502	2,152

EBITDA	1,527	4,193
Change in control related costs	1,745	—

Adjusted EBITDA	$3,272	$4,193

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2013	2012
Operating revenues:
Citrus Groves	$5,633	$7,393
Agricultural Supply Chain Management	2,106	5,289
Improved Farmland	6,532	7,990
Ranch and Conservation	531	518
Other Operations	187	166
Total operating revenue	14,989	21,356

Operating expenses:
Citrus Groves	3,898	5,860
Agricultural Supply Chain Management	2,325	5,534
Improved Farmland	5,530	5,874
Ranch and Conservation	337	197
Other Operations	62	105
Total operating expenses	12,152	17,570

Gross profit	2,837	3,786
Corporate general and administrative	3,827	1,808

(Loss) income from operations	(990)	1,978

Other (expense) income:
Interest and investment income, net	36	86
Interest expense	(269)	(367)
Other loss, net	(28)	(23)
Total other expense, net	(261)	(304)

(Loss) income before income taxes	(1,251)	1,674
Income tax (benefit) expense	(547)	636

Net (loss) income attributable to common shareholders	(704)	1,038

Comprehensive income, net of tax effect	—	—

Comprehensive (loss) income attributable to common shareholders	$(704)	$1,038

Weighted-average number of shares outstanding:
Basic and diluted	7,283	7,354
(Loss) earnings per common share:
Basic and diluted	$(0.10)	$0.14

Cash dividends declared per common share	$0.12	$—

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	December 31, 2013	September 30, 2013
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$13,470	$24,583
Investments	261	260
Accounts receivable, net	7,151	4,266
Income tax receivable	301	—
Inventories	29,752	29,403
Assets held for sale	3,601	—
Other current assets	1,072	1,283
Total current assets	55,608	59,795

Investment in Magnolia Fund	3,162	5,086
Investments, deposits and other non-current assets	2,230	1,991
Cash surrender value of life insurance	893	897
Property, buildings and equipment, net	131,468	131,071
Total assets	$193,361	$198,840

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,859	$1,729
Long-term debt, current portion	2,000	2,000
Accrued expenses	1,318	2,354
Income taxes payable	—	1,171
Dividend payable	1,749	1,461
Accrued ad valorem taxes	—	1,634
Other current liabilities	1,080	1,142
Total current liabilities	9,006	11,491

Long-term debt, net of current portion	33,500	34,000
Deferred income taxes, net of current portion	6,584	6,584
Deferred retirement benefits, net of current portion	4,037	4,029
Total liabilities	53,127	56,104

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	—	—
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,274,339 and 7,303,568 shares outstanding at December 31, 2013 and September 30, 2013, respectively	7,377	7,377
Additional paid in capital	9,719	9,496
Treasury stock at cost, 102,767 and 73,538 shares held at December 31, 2013 and September 30, 2013, respectively	(3,965)	(2,816)
Retained earnings	127,103	128,679
Total stockholders’ equity	140,234	142,736
Total liabilities and stockholders’ equity	$193,361	$198,840